Coffee Holding Co., Inc.
                        Computation of Per Share Earnings

                                                                    Exhibit 11.1

                                                        Years Ended October 31,
                                                          2005          2004
                                                      ------------  ------------

Net Income                                            $  1,185,135  $    875,342
                                                      ============  ============
BASIC EARNINGS:

Weighted average number of common shares
  outstanding                                            4,721,327     3,999,650
                                                      ============  ============
Basic earnings (loss) per common share                $       0.25  $       0.22
                                                      ============  ============

DILUTED EARNINGS:
Weighted average number of common shares
  outstanding                                            4,721,327     3,999,650

Warrants - common stock equivalents                         55,430             0
                                                      ------------  ------------
Weighted average number of common shares
outstanding - as adjusted                                4,776,757     3,999,650
                                                      ============  ============
Diluted earnings (loss) per common share              $       0.25  $       0.22
                                                      ============  ============